EXHIBIT 99.3

STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES
OF THE OIL AND GAS PROPERTIES PURCHASED BY BERRY PETROLEUM COMPANY
FROM A CONSORTIUM OF PRIVATE SELLERS
(UNAUDITED)
(IN THOUSANDS)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues	$25,340	$7,836	$40,355	$15,254
Expenses
Operating costs – oil and gas production	377	404	882	794
Production taxes	2,011	583	3,230	1,108
Direct operating expenses	2,388	987	4,112	1,902
Excess of revenues over direct operating expenses	$22,952	$6,849	$36,243	$13,352

The accompanying notes are an integral part of these financial statements.

NOTES TO STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES
OF THE OIL AND GAS PROPERTIES PURCHASED BY BERRY PETROLEUM COMPANY
FROM A CONSORTIUM OF PRIVATE SELLERS
(UNAUDITED)

(1)THE PROPERTIES

On July 16, 2008, Berry Petroleum Company (Berry) filed a Form 8-K announcing that on July 15, 2008 Berry closed its previously announced Purchase and Sale Agreements with multiple parties comprised of O’Brien Resources, LLC, O’Benco II, LP, Sepco II, LLC, Crow Horizons and Liberty Energy, LLC, referred to collectively as O’Brien or the Sellers, to acquire their interests in two East Texas natural gas fields (O’Brien properties) for approximately $622 million, with an effective date of February 1, 2008.   The transaction closed July 15, 2008 for the original purchase offer of $622 million and closing adjustments of $31 million, for a total of $653 million, subject to normal post-closing adjustments.

(2)BASIS FOR PRESENTATION

The presentation of the accompanying financial statements for the O’Brien properties is consistent with the Securities and Exchanges Commission’s rules, regulations and staff interpretations.  The financial statements of the O’Brien properties to satisfy the requirements of Rule 3-05 of Regulation S-X are limited to historical statements of revenues and direct operating expenses, together with footnote disclosures of reserve quantities and the standardized measure pursuant to Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (SFAS 69).

We believe that it is sufficient to provide audited historical statements of revenues and direct operating expenses for the O’Brien properties, along with footnote disclosures of reserve quantities and the standardized measure pursuant to SFAS 69, for the following reasons:

•	A substantial majority of the value of the O’Brien properties is in working interests in oil and gas properties.

No historical GAAP-basis financial statements exist for the O’Brien properties on a stand-alone basis.   The O’Brien properties comprise only a portion of the oil and gas and other assets owned by the Sellers and were not accounted for or operated as a separate division by the Sellers.  Accordingly, full separate financial statements prepared in accordance with GAAP do not exist and are not practical to obtain.  Additionally, due to multiple parties that comprise the Seller, it is impractical to prepare audited financial statements that would represent the combined financial results of all Sellers, and such an undertaking would result in undue cost and difficulty.

•
The portion of historical general and administrative expenses or other indirect expenses attributable to the O’Brien properties is indeterminable and is not necessarily indicative of the level of such expenses to be incurred in the future under Berry’s ownership.  Berry does not intend to hire any of the employees of the Sellers, although it may continue to use the Sellers’ contract pumpers and other vendors.

•
Historical depreciation, depletion and amortization attributable to the O’Brien properties is irrelevant to the ongoing financial reporting for such operations because the assets will be recorded at Berry’s acquisition cost and depleted accordingly over future periods using the successful-efforts method of accounting.

During the periods presented, the O’Brien properties were not accounted for or operated as a separate division by the Sellers. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties.  Accordingly, full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practical to obtain in these circumstances.  As a result,, the financial statements presented are not indicative of the results of operations of the acquired properties going forward.

NOTES TO STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES

OF THE OIL AND GAS PROPERTIES PURCHASED BY BERRY PETROLEUM COMPANY
FROM A CONSORTIUM OF PRIVATE SELLERS
(UNAUDITED)

Direct Operating Expenses
Combined revenues and direct operating expenses included in the accompanying statement represent Berry's net working interest in the properties acquired.  Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing gas produced by the O’Brien properties as well as production taxes.  Excluded from direct lease operating expenses are depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes.

Revenue Recognition
Revenue associated with sales of natural gas is recognized when title passes to the customer, net of royalties, discounts and allowances, as applicable.  Natural gas produced and used in operations are not included in revenues.  Revenue from natural gas production from properties in which O’Brien has an interest with other producers is recognized on the basis of O’Brien's net working interest (entitlement method).

In the opinion of management, the accompanying unaudited interim Statements of Combined Revenues and Direct Operating Expenses include all adjustments considered necessary for a fair statement.  Interim results are not necessarily indicative of results expected for a full year.

(3)COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the Purchase and Sale Agreements between the Sellers and Berry, any commitments, claims, litigation or disputes pending as of the effective date (February 1, 2008) or any matters arising in connection with ownership of the O’Brien properties prior to the effective date are retained by the Sellers except for the drilling rig contracts and compressor rental agreements which approximate $50 million.  Notwithstanding this indemnification, management of O’Brien is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statement of combined revenues and direct operating expenses.